SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 10, 2004

LUMENIS LTD.

(Exact name of registrant as specified in its charter)

Israel	0-13012	N.A.

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

P.O. Box 240, Yokneam, Israel	20692

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

972-4-959-9000

Item 5.     Other Events and Required FD Disclosure.

On May 10, 2004, Lumenis Ltd. (the “Company”) issued a press release announcing the Company’s preliminary financial results for the fourth quarter and year ended December 31, 2003. A copy of the Press release is attached hereto as Exhibit 99.1.

Item 7.     Financial Statements and Exhibits.

      (c) Exhibits

99.1 Press release dated May 10, 2004, announcing the Company’s preliminary financial results for the fourth quarter and year ended December 31, 2003.

Item 12.     Results of Operations and Financial Condition.

On May 10, 2004, the Company issued a press release announcing the Company’s preliminary financial results for the fourth quarter and year ended December 31, 2003. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMENIS LTD. BY: /S/ Kevin R. Morano —————————————— Kevin R. Morano Senior Vice President Finance and Chief Financial Officer

Dated: May 12, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 10, 2004, announcing the Company's preliminary financial results for the fourth quarter and year ended December 31, 2003.

EXHIBIT 99.1

PRESS RELEASE

LUMENIS ANNOUNCES PRELIMINARY FOURTH QUARTER
AND YEAR END RESULTS

YOKNEAM, Israel, May 10, 2004 – Today Lumenis Ltd. (LUME.PK) announced preliminary unaudited financial results for the fourth quarter and year ended December 31, 2003. Revenues in the fourth quarter were $75.4 million, compared to revenues in the fourth quarter 2002 of $76.9 million and compared to $66.2 million in the third quarter of 2003. The net loss for the fourth quarter was $28.2 million, or $0.76 per share compared to $39.7 million or $1.07 per share in the fourth quarter 2002. For the fiscal year ended December 31, 2003 revenues were $287.2 million compared to $337.7 million in 2002. The net loss was $83.6 million for the year 2003 or $2.25 per share and $44.1 million for 2002 or $1.19 per share.

Lumenis President and Chief Executive Officer, Avner Raz, commented, “The new organizational structure has provided us with the necessary framework to reduce costs significantly and provide customers with the products and services they demand. We have implemented the core components of the Turnaround Plan, including the final phase of headcount reductions, closure of several sites and a reduction in management layers. We expect to realize the results of these changes over the next several quarters. While the reported loss in the fourth quarter is disappointing, we believe that the recovery in revenue and the improvement in operating cash flow, which for the fourth quarter was only slightly negative, reflects a stabilization of our business.”

Results of Investigation

As previously reported, a report prepared for the Audit Committee with respect to the Company’s internal investigation had concluded that the timing of the Company’s revenue recognition was inappropriate with respect to certain identified transactions. The aggregate effect of the Company’s accounting for the transactions identified in the report was to cause revenues in 2001 to be overstated by approximately $1.7 million or 0.6%, revenues in 2002 to be overstated by approximately $4.4 million or 1.3%, and revenues in 2003 to be understated by approximately $5.9 million or 2.1%. The effect on quarterly periods was as follows:

Amount of Overstatement/(Understatement)
Of Revenue by Quarter (In 000's)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2001	N/A	$345	$423	$931
2002	$2,827	$1,234	$2,182	$(1,873)
2003	$1,561	$(3,079)	$(1,022)	$(3,362)

The effect of such overstatement/understatement of revenues on previously reported earnings (loss), while not included in the report, is estimated, on a preliminary basis and subject to further adjustment, to increase the net loss as reported in 2001 by approximately $0.9 million or 0.6%, to increase the net loss as reported in 2002 by approximately 2.9 million or 6.5%, and to reduce the net loss as reported in 2003 by approximately $3.8 million or 4.6%. The impact on particular quarterly periods may vary on a percentage basis.

The Audit Committee anticipates that a restatement of previously reported financial results may be appropriate, but intends to defer making a final decision pending further review of fiscal 2001 transactions.

The results reported herein or in the attached financial statements do not reflect any of the adjustments referred to above. In addition, our results for the fourth quarter and the 2003 fiscal year have not been reviewed or audited by auditors and, as such, these results, as well as our historical statements, are subject to further change to reflect results of any such review or audit and any findings of the investigation.

As recently announced, our auditor has notified us that they have resigned and the Company has commenced the process for selection of a new auditor.

Additional Information Concerning Q4 Results

The Company’s operating cash flow was negative $1.0 million in the fourth quarter despite the large operating loss due to reductions in working capital and the fact that a large part of the operating loss resulted from write downs and provisions for inventory and certain receivables.

The operating loss for the fourth quarter of 2003 of $21.1 million included provisions and write downs of inventories of $9.9 million. These write downs mainly related to additional provisions for excess and obsolete inventory and physical inventory losses. A provision in the amount of $4.9 million was also established for potential bad debts mainly related to certain foreign distributors and severance costs of $1.7 million associated with the Turnaround Plan was also accrued. Operating expenses for the quarter were $47.5 million including the aforementioned bad debt provisions and severance.

The net loss for the fourth quarter of 2003 also included a provision of $1.2 million for the expected final settlement of working capital related to the sale of the company’s industrial laser business reported as loss on sale of discontinued operations. The fourth quarter 2002 net loss included $19.8 million of charges principally for asset write-downs and litigation reserves.

In the fourth quarter of 2003, sales in Europe were $16.6 million, compared to $13.7 million a year ago and $12.7 million in the third quarter of 2003. The Americas region had sales of $35.0 million, down compared to revenue in the fourth quarter 2002 of $37.8 million and up from the $30.5 million in the third quarter 2003. Sales for Asia Pacific, China and Japan were $23.8 million compared to the previous year revenue of $25.4 million and $23.0 million in the third quarter.

The Surgical product line had total sales of $14.0 million in the fourth quarter, compared to $16.6 million in the same quarter a year ago and $10.7 million in the third quarter. The dental business had sales of $2.6 million, compared with $1.3 million in the fourth quarter of 2002.

Fourth quarter sales from our Aesthetic products were $24.4 million, a decrease of $4.7 million compared to the fourth quarter of 2002 and an increase of 2% compared to the third quarter.

Ophthalmic products had fourth quarter sales of $21.2 million compared to $19.4 million in the same quarter a year ago and $16.6 million in the third quarter.

The service business had revenues of $13.2 million up 25.7% compared with $10.5 million in the same quarter a year ago.

The company had approximately $20 million in backlog at December 31, 2003 compared to $19 million at September 30, 2003.

At December 31, 2003, the company’s cash position was $18.2 million and borrowing capacity under its committed lines of credit was an additional $7.2 million. Total debt was $212.4 million at year-end.

Conference Call Information

The Lumenis Ltd. teleconference call and simultaneous web cast will be held on May 11, 2004 at 10:00 a.m. (EST) during which the company’s fourth quarter and year-end financial results will be discussed. To access the call, please dial one of the numbers below 5-10 minutes prior to the scheduled conference call time.
International Call-in number: 913-981-5583
U.S. Call-in number:  1-888-202-1922
Pass code: 498351

A replay of the conference call will be available after May 11, 2004 by dialing the numbers below.
International Call-in number: 719-457-0820
U.S. Call-in number:  1-888-203-1112
Pass code: 498351
The call can also be accessed via a live web cast on the Company’s website, located at www.lumenis.com after May 11, 2004.

About Lumenis

Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products visit www.lumenis.com.

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the independent investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts:	Kevin Morano
212-515-4180

LUMENIS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002(*)	2003	2002(*)
	Unaudited

NET REVENUES	$75,407	$76,905	$287,152	$337,696

COST OF REVENUES	49,011	50,273	180,360	170,241

Gross profit	26,396	26,632	106,792	167,455

OPERATING EXPENSES

Research and development, net	4,727	7,983	20,222	27,973
Selling, marketing and administrative	40,376	43,526	137,328	147,096
Amortization and impairment of intangible assets	1,570	4,330	5,908	9,531
Litigation expenses	-	3,708	925	8,909
Restructuring expenses	782		782

Total operating expenses	47,455	59,547	165,165	193,509

Operating income (loss)	(21,059)	(32,915)	(58,373)	(26,054)

Other income (loss), net	-	-	(407)	1,720
Financing expenses	4,435	3,098	14,835	14,292

Loss before income taxes	(25,494)	(36,013)	(73,615)	(38,626)

Income tax expense	1,488	1,160	4,707	2,878

Loss after income taxes	(26,982)	(37,173)	(78,322)	(41,504)

Company's share in losses of an affiliate	-	1,582	492	1,703

LOSS FROM ONGOING OPERATIONS	(26,982)	(38,755)	(78,814)	(43,207)

Discontinued Operations:

Income (loss) from discontinued operations	-	(961)	84	(909)

Loss on sale of discontinued operations	(1,205)	-	(4,894)	-

Income (loss) from discontinued operations	(1,205)	(961)	(4,810)	(909)

NET LOSS	$(28,187)	$(39,716)	$(83,624)	$(44,116)

BASIC AND DILUTED LOSS PER SHARE

Loss per share before extraordinary items	$(0.72)	$(1.04)	$(2.11)	$(1.16)
Loss from discontinuing operations	(0.04)	(0.03)	(0.14)	-

Net loss per share	$(0.76)	$(1.07)	$(2.25)	$(1.16)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic and diluted	37,277	37,277	37,277	37,184

(*) Restated to reflect the discontinued industrial operations